Exhibit 10.39
EXECUTION COPY
DISTRIBUTORSHIP AGREEMENT
THIS DISTRIBUTORSHIP AGREEMENT (the “Agreement”), made and entered into this __ day of, January, 2017, between DAIKYO SEIKO, LTD., a corporation organized under the laws of Japan, having a place of business at 38-2 Sumida 3-Chome, Sumida-Ku, Tokyo 131-0031, Japan (hereinafter referred to as “Daikyo”), and WEST PHARMACEUTICAL SERVICES, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania, U.S.A., having a place of business at 530 Herman O. West Drive, Exton, Pennsylvania 19341 (hereinafter referred to as “Distributor”).
Background
Distributor has requested the right to distribute the Products (defined below) within the Territory (defined below). Daikyo and Distributor have determined that it is to their mutual benefit to have Distributor agree to sell the Products in the Territory under the terms set forth in this Agreement.
Terms
Intending to be legally bound, the parties agree as follows:
Article 1CERTAIN DEFINITIONS
Terms defined in this Article 1 and elsewhere in this Agreement will throughout this Agreement have the meanings here or there provided. Defined terms may be used in the singular or in the plural, as sense shall require.
A “Change in Control” shall be deemed to have occurred when, in connection with or as the direct or indirect result of any acquisition or sale of any asset or capital stock of Daikyo or Distributor, as the case may be, whether or not approved by that company’s board of directors or its shareholders, any entity or person either alone or acting in concert with others acquires shares of the company’s stock and such acquisition results in that entity or person either alone or acting in concert with others directly or indirectly owning beneficially 51% or more of the company’s outstanding shares.
“Products” means the closures, vials, cartridges, syringes, medical device components, and similar products used in connection with the packaging, delivery, administration or dispensing of pharmaceutical products, along with materials for making the same, manufactured or sold by Daikyo or its subsidiaries.

“Territory” means all countries in the world, exclusive of the following identified countries: Japan, South Korea, North Korea, Taiwan, the Philippines, Hong Kong, Indonesia, Cambodia, Malaysia, Laos, Vietnam, Thailand, Myummer and Mongolia, it being understood and agreed that if any of the above nations should change their name, merge or otherwise join together, or separate, such successor nations shall also be included.
ARTICLE 2    APPOINTMENT AND DUTIES OF DISTRIBUTOR
2.01    Appointment and Duties.
(a)    Daikyo appoints Distributor as its non-exclusive distributor for the Products within the Territory, and Distributor accepts such appointment. For the sake of clarity, nothing herein shall limit the ability of Daikyo, either directly or through one of its controlled affiliated companies, to market, sell or distribute the Products in any location throughout the world.
(b)    During the term of this Agreement Distributor will, at its own expense:
(i)    use commercially reasonable efforts to promote and develop the sales of the Products within the Territory;
(ii)    maintain inventories of the Products at levels agreed upon from time to time by Daikyo and Distributor;
(iii)    establish sales offices in all reasonable locations;
(iv)    ensure that at all times it employs a sufficient number of qualified sales, technical and other personnel to perform its obligations under this Agreement;
(v)    deliver to Daikyo at least quarterly a written report which (i) indicates sales of the Products made by Distributor during the previous quarter (including customer’s name, Product number, description, quantity and price), and (ii) describes sales progress, marketing conditions, customer responses concerning the Products and activities of competitors within the Territory;
(vi)    immediately advise Daikyo of the details of any complaints received from customers and others relating to the Products;
(vii)    promptly advise Daikyo if Distributor has knowledge of the commencement or threat of any suit based on any claimed defect in any of the Products;
(viii)    comply with good business practices and with all laws, regulations, rulings and requirements of all governmental authorities having jurisdiction over the subject matter of this Agreement;
(ix)    handle and store the Products in a proper, adequate and reasonable manner designed to maintain them in marketable condition; and
(x)    to the extent required by applicable law with respect to the importation, manufacture, warehousing, transportation, marketing, sale or distribution of any of the Products in the relevant country in the Territory, and only at the request of Daikyo, West shall obtain licenses, registration

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and all other required government or non-government authorities. West shall obtain the same in the name of Daikyo where possible.
ARTICLE 3    PROMOTION: PROPRIETARY RIGHTS
3.01    Promotional Materials. Upon request, Daikyo will provide to Distributor, at no charge, (a) reasonable quantities of sales and use literature, brochures and other promotional materials in the English language and samples of the Products, and (b) such additional sales assistance as Distributor may otherwise reasonably request. Distributor will be responsible, at its own expense, for translation of promotional materials into the languages employed in the Territory.
3.02    No Modifications: Markings. Distributor will not make any modifications to the Products or their packaging without Daikyo’s written consent. All Products sold by Distributor to its customers pursuant to this Agreement must bear all original markings, including the trademarks, logos, brand names, trade names and other designations (the “Marks”), placed on them by Daikyo at the time of delivery to Distributor, unless written consent to use other markings is obtained from Daikyo.
3.03    Ownership of Rights. Distributor declares and recognizes that all patents, know-how, trademarks, service marks, trade names, copyrights and other industrial and intellectual property rights relating to the Products (including without limitation all rights to the Marks) and the goodwill associated therewith belong exclusively to Daikyo. Distributor has no right to use, exploit, transfer or sublicense any such industrial or intellectual property rights. Distributor will promptly advise Daikyo of any known or threatened infringement of Daikyo’s proprietary rights and support Daikyo (at Daikyo’s request and expense) in securing and protecting patents, trademarks, service marks, trade and service names, license rights and other proprietary rights.
3.04    Grant of License to Use Marks. Daikyo grants to Distributor a non-transferable, royalty-free license, with right of sublicense, to use and display the Marks listed on Exhibit A in connection with the promotion and sale of the Products within the Territory. Exhibit A may be supplemented from time to time by Daikyo. Daikyo represents that it either owns or otherwise has the right to license such use of the Marks to Distributor. Daikyo shall indemnify and defend Distributor from all liabilities, losses and costs (including without limitation attorneys’ fees) arising in connection with any claim that Distributor’s use of the Marks infringes any trademark or other right of any third party.
ARTICLE 4    SALES TO DISTRIBUTOR; DIRECT SALES
4.01    Orders. Distributor will submit orders to Daikyo from time to time for such Products as Distributor desires to purchase. No order for the Products from Distributor shall be effective until Daikyo has accepted the same in writing.
4.02    Pricing: Terms of Sale. Prices and terms of sale of Products by Daikyo to Distributor shall be set by mutual agreement between the parties and reviewed at least annually.
4.03    Direct Sales. Daikyo reserves the right to market, distribute and sell Products directly to customers.
4.04    Deliveries. Daikyo will exercise its best efforts to promptly ship Products ordered by Distributor; provided that Daikyo may delay or refuse to make any shipment if Distributor is then in default of any obligation under this Agreement or if any amount due from Distributor to Daikyo under any agreement is then unpaid. Unless otherwise agreed in advance, all deliveries will be made F.O.B.

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manufacturing plant location. Daikyo will determine the route and method of shipment. Daikyo will not be liable for nondelivery, misdelivery or late delivery which is caused by factors beyond its control, including without limitation war, riots, strikes, fires, floods, acts of God, inability to obtain materials, failure of carriers or compliance with any law, regulation or governmental order. Daikyo will have no liability to Distributor for any failure to deliver goods if their export or import is then prohibited by applicable law, regulation or government action.
ARTICLE 5    WARRANTY; INDEMNIFICATION
5.01    Warranty. Daikyo represents and warrants to Distributor that the Products sold to Distributor pursuant to this Agreement will conform to Daikyo’s written specifications for such products. The exclusive remedy for any breach of the warranty set forth above shall be as follows: Daikyo will at its option replace, repair or redesign, without charge to Distributor, or refund the invoice price with respect to any defective Product which was designed and manufactured by Daikyo, provided that a claim for such breach is made within one year of the sale of the Product in question. Products will be deemed defective only if so found after inspection by Daikyo at such place as it may specify. DAIKYO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS. THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS ARISING FROM ANY COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE. IN NO EVENT SHALL DAIKYO BE LIABLE TO DISTRIBUTOR FOR (A) INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT OR IN TORT, OR (B) WITH RESPECT TO ANY CLAIM, LAWSUIT, PROCEEDING OR OTHER ACTION BASED UPON ANY ACTION TAKEN BY DISTRIBUTOR WITHOUT PRIOR INSTRUCTION FROM DAIKYO OR ANY ACTION INCONSISTENT WITH SUCH INSTRUCTION.
5.02    Restrictions on Representations. Distributor will not in any way make any representation or warranty regarding the Products other than those from time to time contained in Daikyo’s sales literature or other publications.
5.03    Indemnification. Distributor will indemnify, defend and hold Daikyo harmless from any and all liabilities, losses, obligations, expenses (including without limitation reasonable attorneys’ fees) and costs arising in connection with any lawsuit, proceeding or other action arising out of the operation of Distributor’s business or related to any claim by a third party based, in whole or in part, on Distributor’s distribution or use of the Products. The activities of any of Distributor’s employees or agents will be considered activities of Distributor for purposes of this section. Daikyo will have the right, but not the obligation, to assume the defense of any such lawsuit, proceeding or action. Daikyo and Distributor will each give the other prompt notice of any such claim, lawsuit, proceeding or action.
ARTICLE 6    TERM AND TERMINATION
6.01    Term. The term of this Agreement will commence on the date first written above and, unless terminated earlier in accordance with other provisions of this Agreement, will continue for a period of 10 years from such date.
6.02    Termination. This Agreement may be terminated as follows:
(a)    By Daikyo or Distributor upon 90 days’ written notice at any time after Daikyo ceases to be a shareholder of Distributor.

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(b)    By mutual written consent of both parties at any time.
(c)    By either party in the event of a Change in Control of the other party. The terminating party will make this decision within one year after learning of the Change in Control and provide written notice three months prior to the termination.
(d)    By either party if the other party becomes the subject of a filing or a petition in bankruptcy, or in a judicial proceeding with the object of an arrangement with creditors, or if the rights of this Agreement are seized for the benefit of creditors, or if the other party becomes the subject of a petition for liquidation.
(e)    By either party if the other party, breaches a material provision of this Agreement through adverse action or a failure to act and such breach continues unremedied for 20 days despite written notification.
6.03    Effect of Termination. Upon termination of this Agreement, Distributor will immediately:
(a)    cease to use any materials displaying any Mark, or any service mark or other means of product, service or business identification incorporating all or any part of any Mark, with regard to any product, service or business whatsoever, including, without limiting the foregoing, materials displaying the Marks listed in the attached Exhibit A:
(b)    remove and discontinue the use of all signs, stationery, advertising and literature indicating that Distributor is a distributor or representative of, or is otherwise affiliated with, Daikyo;

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(c)    return all copies of the Confidential Information in its possession or control to Daikyo and cease to use such Confidential Information for any purpose;
(d)    return all Products which Distributor has received but for which it has not made payment: and
(e)    to the extent they are in the name of Distributor and are transferable, transfer to Daikyo any and all registrations or licenses obtained by Distributor in respect of the Products.
If this Agreement expires according to its terms under Section 6.01 hereof or is terminated earlier pursuant to Sections 6.02(a) or (b) hereof, then Daikyo shall bear the cost of returning Products pursuant to Section 6.02(d), otherwise Distributor shall bear such cost. Distributor waives the applicability and protection of all laws, regardless of jurisdiction, giving to Distributor any rights of indemnity or other compensation in lieu of notice or otherwise arising upon termination of this Agreement or any other relationship between Daikyo and Distributor. Daikyo will not be required to indemnify or pay any amount to Distributor, whether as compensation, balancing, relief or otherwise, as a result of the termination of this Agreement.
ARTICLE 7    MISCELLANEOUS
7.01    Relationship of the Parties. Distributor will act hereunder as an independent contractor with no authority, either express or implied, to obligate Daikyo in any respect. All personnel of Distributor will be employees or agents solely of Distributor, and no such employee or agent will represent himself to be an employee or agent of Daikyo.
7.02    Severability. Unenforceability of any provision or provisions of this Agreement will not render unenforceable, or impair, the remainder of this Agreement. If any provision or provisions of this Agreement will be found to be invalid, illegal or unenforceable, either in whole or in part, this Agreement will be deemed amended to delete or modify as necessary the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.
7.03    Transferability of Rights and Obligations. Neither party may transfer or assign (whether voluntarily, involuntarily or by operation of law) any of its rights or obligations under this Agreement to any person or entity without the prior written consent of the other party. Any attempt to transfer or assign any rights or obligations under this Agreement in violation of this Section will be void. Subject to the foregoing, this Agreement will bind and inure to the benefit of permitted successors and assigns of the parties.
7.04    Notices. All notices permitted or required to be given hereunder will be written in English and will be deemed duly given (a) when delivered by hand, (b) ten (10) business days after it is mailed, certified or return receipt requested, with postage prepaid; (c) when sent by telex (with answerback), (d) when sent by telecopy (with receipt confirmed), or (e) when receipt is signed for when sent by Federal Express, DHL or other express delivery service. Notices will be addressed as follows:
If to Daikyo Seiko Ltd., to:

38-2, Sumida 3-Chome
Sumida-Ku
Tokyo 131-0031 Japan
Attention: Morihiro Sudo, President

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Telecopier: 81 03 36101241

If to Distributor, to:

West Pharmaceutical Services, Inc.
530 Herman O. West Drive
Exton, Pennsylvania 19341
Attention: President and Chief Executive Officer
Telecopier: (610)594-5931

With a required copy to:

West Pharmaceutical Services, Inc.
530 Herman O. West Drive
Exton, Pennsylvania 19341
Attention: General Counsel
Telecopier: (610) 594-5931

or at such other address as either party may direct the other in writing. Each party will promptly inform the other of any change of address or personnel to receive such notices.
7.05    Modifications and Amendments. No modification, addition or amendment of this Agreement shall be binding on any party unless set forth in a document duly executed by or on behalf of such party. No waiver of any provision of this Agreement will constitute waiver of or excuse for any other breach or default. All waivers hereunder must be in writing signed by the party against which enforcement of such waiver is sought.
7.06    Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and will not constitute a part of this Agreement, nor, will they affect its meaning, construction or effect.
7.07    Counterparts. This Agreement may be executed in counterpart, and each counterpart will be deemed to be an original instrument, provided that all such counterparts together will constitute only one agreement.
7.08    Governing Law and Venue. This Agreement shall be governed by the laws of Japan. There are English language and Japanese language versions of this Agreement. The English language version is controlling. The first-instance jurisdiction over all controversies arising out of this Agreement shall lie with the Tokyo District Court or the United States District Court for the Eastern District of Pennsylvania.
7.09    Entire Agreement. This Agreement and the Exhibits hereto, each of which is incorporated herein, constitute the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements, representations, statements, understandings, customs and trade usage, if any, whether written or oral. Distributor and Daikyo agree that the English language version of this Agreement shall control over translations of this Agreement into any other language.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DAIKYO SEIKO, LTD.

By_______________________________
Morihiro Sudo, President

WEST PHARMACEUTICAL SERVICES, INC.

By_______________________________
Eric M. Green
President and Chief Executive Officer

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EXHIBIT A

Licensed Daikyo Trademarks

大協精工
DAIKYO SEIKO
大協精工/DAIKYO SEIKO
大協精工/DAIKYO
DAIKYO
Daikyo Flurotec
DaikyoFlurotec Closures
Daikyo Resin
Daikyo Resin CZ
CZ (Logo)
Crystal Zenith
Crystal Zenith RU
Daikyo Crystal Zenith RU
DAIKYO RSV
RSV
DAIKYO RUV
RUV
Daikyo Hybrid
MixDuo
DAIKYO TOUCAN CAP
PLASCAP
CRYSTAL SEAL

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